EMPLOYMENT AGREEMENT


            THIS AGREEMENT, dated effective as of June 1, 1997, by and between VideoLabs, Inc., a Delaware corporation (the "Company") and James W. Hansen, a Minnesota resident ("Executive"), and The Hansen Company, a Minnesota corporation (the "Consultant").

            WHEREAS, the Company desires to employ Executive upon and subject to the terms and conditions set forth in this agreement, and Executive desires to render services for the Company on such terms and conditions; and

            WHEREAS, the Company desire to confirm its engagement of Consultant and to revise its compensation arrangements with Consultant, and the Consultant (which is corporation wholly owned by Executive) desires to join this Agreement to confirm such engagement and revision.

            NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

            1. EMPLOYMENT. The Company hereby employs Executive as Chairman of the Board, Chief Executive Officer, President, and Treasurer, and other such positions of subsidiaries as assigned by the Board of Directors, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this agreement.

            2. TERM OF EMPLOYMENT. The term of Executive's employment hereunder shall commence on the effective date hereof and shall continue for an initial term of three (3) years ("Term of Employment"). The Term of Employment shall automatically renew for additional one year terms thereafter unless prior written notice of nonrenewal is given by either Executive or the Company at least sixty (60) days prior to the annual anniversary date of this agreement. Notwithstanding the foregoing, the Executive may terminate the Term of Employment at any time upon ninety (90) days prior written notice to the Company.

            3. POSITION AND DUTIES.

               3.01 Service with Company. During his Term of Employment, Executive agrees to perform such reasonable employment duties, consistent with the terms of this agreement and the offices held by Executive as provided in section 1 above, as the Board of Directors of the Company shall assign to him from time to time. Such duties and employment responsibilities shall be performed in accordance with the Company's rules, regulations and instructions now in force or which may be adopted by the Company in the future.

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               3.02 Performance of Duties. During his Term of Employment, the
Executive agrees to serve the Company to the best of his ability. The Executive shall have active involvement and be fully committed to the business and affairs of the Company, and shall devote at least three (3) days per week to the affairs of the Company. The Company acknowledges that Executive has employment and/or businesses other than the Company. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this agreement. During his Term of Employment, however, Executive shall not render or perform services for any other corporation, firm, entity or person, nor will he become involved in the operations or management of any other commercial corporation, firm, entity or person, which is in competition with the business of the Company.

               3.03 Noncompetition. In consideration of the payments to be made to the Executive under this Agreement, including without limitation the severance payments provided in Section 8.02 which the Executive acknowledges constitute new and valuable consideration, the Executive hereby covenants and agrees that during the Term of Employment, and for a period of twenty-four (24) months following the termination of Executive's employment for any reason (the "Restricted Term"), the Executive shall not, directly or indirectly, own, manage, operate, control, act as an advisor or consultant to, or participate in, the ownership, management, operation, or control of any business involving the manufacture or sale, whether at wholesale or retail, of image capture, transmission or manipulation devices in any geographic market served by the Company during the Restricted Term; provided, however, that the foregoing shall not prevent the Executive from owning not more than a one percent (1%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

               4. COMPENSATION.

               4.01 Base Salary. As base compensation for all services to be rendered by the Executive under this agreement during the Term of Employment , the Company shall pay to Executive a minimum monthly base salary of $5,000.00 per month, which salary shall be paid in accordance with the Company's normal payroll procedures and policies and be reviewed annually by the Board of Directors.

               4.02 Stock Options. Executive shall be granted, effective May 29, 1997, an option to purchase up to 50,000 shares of the Company's common stock, par value $.01 per share, pursuant to the Company's Stock Option Plan, at an exercise price equal to the closing bid price for such common stock on May 29, 1997 (which was $1.00 per share). All such stock options shall be granted under, and pursuant to all terms and conditions of, the Qualified Stock Option Plan. The Board may consider additional grants annually.

               4.03 Benefits. Executive shall be entitled to such company-sponsored benefits as are provided to executive employees of the Company, subject to the terms and conditions of the applicable policies and/or plans.

               4.04 Expenses. The Company will pay or reimburse Executive for all

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reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal polices for expense verification. Executive shall be entitled to reimbursement for educational expenses approved by the Board of Directors, and membership costs for the Young Presidents Organization.

               4.05 Bonuses. Executive shall be entitled to participation in the Company's management bonus pool, to the same extent as other management personnel of the Company.

               4.06 Confirmation of Consulting Services. Each of the Consultant and the Company hereby acknowledge the existing Consulting Agreement dated as of October 15, 1996. From and after the date of this Agreement, the Consulting Agreement shall be terminated, and null and void, except as provided in this Section. Consultant shall provide management consulting services and assistance, as required by the Company from time to time, and shall receive total compensation of $2,000 per month, subject to review by the Board of Directors, based upon an average of sixteen (16) hours of services by Consultant per month. The Consultant's engagement may be terminated by the Company upon thirty (30) days written notice. The provisions of Sections 5 through 17 of the Consulting Agreement shall continue to apply between the Consultant and the Company from and after the date of this Agreement as if set forth fully herein. The Consultant shall be deemed an affiliate of the Executive and activities of the Consultant shall be within the restrictions set forth in Section 3.03 of this Agreement.

            5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the Term of Employment or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Term of Employment, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term of Employment, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this agreement by Executive. It is hereby acknowledged that it is not the intention of the forgoing provisions to preclude the Executive from securing gainful employment with subsequent employers who are not competitors of the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect the Company's legitimate proprietary information or knowledge.

            6. VENTURES. If, during the Term of Employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the

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Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this agreement.

               7. PATENT, COPYRIGHTS AND RELATED MATTERS.

               7.01 Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term of Employment, or within six months thereafter, whether or not during regular working hours, relating to any phase of the business of the Company conducted at such time (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company and all of the Executive's right, title and interest in and to any and all of such Developments.

               7.02 Future Developments. As to any future Developments made by Executive and which are first conceived or reduced to practice during the Term of Employment, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within sixty (60) days thereafter, shall claim ownership of such Developments under the terms of this agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company's principal executive offices). If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

               7.03 Limitation on Sections 7.01 and 7.02. The provisions of sections 7.01 and 7.02 shall not apply to any Development meeting the following conditions:

               (a) such Development was developed entirely on Executive's own time; and

               (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

               (c) such Development does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development.

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               7.04 Executive Assistance. Executive agrees to assist Company in obtaining patents or copyrights on any Developments assigned to the Company that Company, in its sole discretion, seeks to patent or copyright. Executive also agrees to sign all documents and do all things deemed necessary by Company to obtain and/or maintain such patents or copyrights, to assign them to Company, and to protect them against infringement. The obligations of this Section 7 are continuing and shall survive the termination of Executive's employment with Company.

               7.05 Appointment of Agent. Executive irrevocably appoints the Company to act as Executive's agent and attorney in fact to perform all acts necessary to obtain/or maintain patents or copyrights to any Developments assigned by Executive to Company under this Agreement if (i) Executive refuses to perform those acts or (ii) is unavailable, within the meaning of the United States patent and copyright laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive and the termination of Executive's employment with Company.

               7.06 Notice and Acknowledgment. Executive acknowledges that this section of this agreement does not apply to a Development for which there was no equipment, supplies, facilities or trade secret information of the Company used and which was developed entirely on Executive's own time, and which does not relate directly to the business of the Company or the Company's actual or demonstrably anticipated research or development, or which does not result from any work performed by Executive for the Company.

               8. TERMINATION.

               8.01 Grounds for Termination. This agreement shall be terminated prior to the end of the Term of Employment under the following circumstances:

               (a)            By mutual agreement of Executive and the Company;

               (b)            Immediately upon the death of Executive;

               (c) Upon delivery by Executive of a notice of termination to the Company, in which event this agreement shall be terminated ninety (90) days after receipt of such notice; and

               (e) Immediately, in the event of (i) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any laws (other than minor traffic violations or similar offenses), or material breach of the policies or procedures of the Company. The Company agrees to give Executive thirty (30) days notice to cure those limited items that can actually be cured prior to effecting termination pursuant to this subsection, such termination to be deemed to be termination for cause; or (ii) the bankruptcy or insolvency of the Company.

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Notwithstanding any termination of this agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment, and the Company shall remain bound by the provisions of section 5 (to the extent that they relate to time periods prior to the date of such termination).

               8.02 Severance Payment for Termination by Company Following a Change in Control. If a Change in Control of the Company occurs during the Term of Employment and following such Change in Control, the Company terminates the employment of Executive other than for Cause during the six (6) month period following the Change in Control, Executive shall be entitled to severance compensation, in full and complete satisfaction of any and all obligations of the Company under this Agreement and as the sole and exclusive remedy available to Executive as a result of the termination, equal to the Executive's then current base salary (and the last annual bonus paid, if any) for the twenty-four
(24) month period following the effective date of termination subject to applicable withholdings and in accordance with the regular payroll practices of the Company. Any employee benefits provided to Executive shall terminate upon the effective date of termination, subject to such continuation rights as may be available to Executive by law. Nothing in this agreement, including the severance payments described in this section, shall in any way be construed to extend the period of Executive's employment with the Company subject to Board approval.

               For purposes of this section, a Change in Control shall mean either of the following:

               (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; or

               (b) a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation.

               8.03 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all

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documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. Provided, however, that Executive shall be entitled to retain items of sentimental value, copies of which shall be provided to the Company at the request of the Company and at the Company's expense.

               9. MISCELLANEOUS.

               9.01 Governing Law. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

               9.02 Prior Agreements. This agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein.

               9.03 Withholding Taxes. The Company may withhold from all salary, bonus, severance pay or other benefits payable under this agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

               9.04 Amendments. No amendment or modification of this agreement shall be deemed effective unless made in writing and signed by the parties hereto.

               9.05 No Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

               9.06 Severability. To the extent any provision of this agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

               9.07 Assignment. This agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

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               9.08 Injunctive Relief. Executive agrees that it would be
difficult to compensate the Company fully for damages for any violation of the provisions of this agreement, including without limitation the provisions of sections 5, 6, and 7. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

               9.09 Mandatory Arbitration, In the event any dispute arises under this Agreement, or as to the breach hereof, and if the dispute cannot be settled within a reasonable time through direct negotiations between the parties, which the parties agree to pursue in good faith, such dispute shall be submitted to binding arbitration conducted in Minneapolis, Minnesota, in accordance with the then-current Commercial Rules of the American Arbitration Association ("AAA"). The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party, otherwise the costs and expenses shall be shared equally by Executive and the Company. The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the parties, and shall not be subject to any appeal or review if the arbitrators have followed the Commercial Rules of the AAA. The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this Agreement. Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.

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            IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date and year first written above.

                                             VIDEOLABS, INC.



                                             By /s/ Richard F. Craven
                                                Its Director



                                               /s/James W. Hansen


                                               THE HANSEN COMPANY



                                               By /s/ James W. Hansen
                                                  Its President